Exhibit 23.1

Assentsure PAC
UEN – 201816648N
180B Bencoolen Street #03-01
The Bencoolen Singapore 189648
http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent inclusion in this Registration Statement on Form F-1 of our report dated May 30, 2025, with respect to the combined financial statements of Billion Group Holdings Limited (the “Company”) as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, including the related combined statements of operations and comprehensive income, combined statements of changes in shareholders’ equity, and combined statements of cash flows.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC Singapore

October 28, 2025